Exhibit 1

CUSIP No. G21515104

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all additional amendments thereto) with respect to the ordinary shares of China Biologic Products Holdings, Inc. and further agree that this joint filing agreement (this “Agreement”) shall be included as an Exhibit to such joint filing. Each person further agrees as follows:

1. Each person executing this Agreement is responsible for the timely filing of such Schedule 13D and any subsequent amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but no person executing this Agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

2. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

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CUSIP No. G21515104

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of January 15, 2021.

CPE HOLDINGS INTERNATIONAL LIMITED

By:	/s/ Lei Nie
	Name:	Lei Nie
	Title:	Director

CPE HOLDINGS LIMITED

By:	/s/ Lei Nie
	Name:	Lei Nie
	Title:	Director

CPE FUNDS III LIMITED

By:	/s/ Ching Nar Cindy Chan
	Name:	Ching Nar Cindy Chan
	Title:	Director

CPECHINA FUND III, L.P.

By:	CPE Funds III Limited, as its general partner

By:	/s/ Ching Nar Cindy Chan
	Name:	Ching Nar Cindy Chan
	Title:	Director

CTB INVESTMENT LIMITED

By:	/s/ Leong Chu YONG
	Name:	Leong Chu YONG
	Title:	Director